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Exhibit 10(p)

AGREEMENT

        This AGREEMENT ("Agreement") effective April 26, 2002, by and between CARL M. ALBERO ("Executive") and SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("SAIC").

        In consideration of the following mutual promises and other good and valuable consideration, the parties hereto agree as follows:

        1.    Term of Employment.

        SAIC agrees to continue the employment of Executive and Executive agrees to continue being employed as an SAIC Sector Manager under the terms and conditions contained herein for the period commencing April 26, 2002 and ending April 25, 2004 (the "Employment Term"). On April 25, 2004, the Employment Term will automatically extend for an additional one (1) year period unless either party has provided the other party with written notice by January 31, 2004, of its decision not to extend the Employment Term for such additional one (1) year period. Executive shall continue to serve as one of SAIC's appointed directors on the Board of Directors of AMSEC LLC ("AMSEC") throughout the Employment Term. This Agreement only relates to Executive's employment relationship with SAIC and does not govern the terms of his employment as an employee of AMSEC.

        2.    SAIC Stock Ownership and Consulting Employee Status.

        If the employment of Executive is terminated by SAIC for any reason other than cause (as defined below), Executive shall have the opportunity to transfer to Consulting Employee ("CE") status for up to four (4) years or if shorter, the period required to vest any unvested options ("Options") to purchase shares of Class A Common Stock of SAIC ("SAIC Stock") or vesting SAIC Stock held by Executive.

        (a)   While employed as a CE, Executive will be paid a mutually agreed upon rate of pay for any consulting services he provides to SAIC and/or any of its subsidiaries. The actual number of hours and/or days of consulting work Executive is offered, if any, will be at the sole discretion of SAIC.

        (b)   While employed as a CE, Executive will be provided with office space acceptable to Executive and will have the services of a part-time secretary.

        (c)   While employed as a CE, Executive will be eligible to participate in SAIC's group medical and dental plans and will be able to maintain his SAIC retirement plan accounts to the extent permitted by the terms of the plans and applicable law.

        (d)   While employed as a CE, Executive will be able to retain his SAIC Stock and any Options. Such stock and options will remain on their normal vesting schedule. Following Executive's retirement from CE status, he will be given the opportunity to participate in the SAIC Alumni Program which currently allows qualified employees the ability to retain their SAIC Stock for a period of five (5) years after they retire, provided such program is available to SAIC employees at that time.

        (e)   In the event of Executive's death during his employment at SAIC or any of its subsidiaries, all SAIC Options and unvested SAIC Stock held by Executive shall immediately vest for the benefit of Executive's estate. Such accelerated vesting is subject to final approval by the applicable SAIC Board Committees, if required.

        2.    Covenants Not to Compete.

        During the five (5)-year period commencing on the date of this Agreement, Executive shall not compete, directly or indirectly, with SAIC or AMSEC LLC ("AMSEC"), interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between SAIC or AMSEC and any customer, client, supplier, consultant or employee of SAIC or AMSEC, including, without limitation, employing or being an investor (representing more than a five percent (5%) equity interest) in, or officer, director or consultant to, any person or entity which employs any person who was a key or technical employee of SAIC or AMSEC during the previous twelve (12) months. Any activity competitive with an activity engaged in by SAIC or AMSEC shall include becoming an employee, officer, consultant or director of, or being an investor (representing more than a five percent (5%) equity interest) in, or owner of, an entity or person engaged in the business areas then engaged in by SAIC or AMSEC.

        It is the desire and intent of the parties that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 2 shall be adjudicated to be invalid or unenforceable, this Section 2 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this section in the particular jurisdiction in which such adjudication is made.

        3.    Termination of Employment.

        Executive is an employee-at-will, and his employment may be terminated by SAIC at any time. SAIC shall be required to make a cash payment to Executive in the amount of the balance of his annual current salary through April 25, 2004, if either of the following events occurs: (i) SAIC terminates the employment of Executive for any reason other than cause (as defined herein) or (ii) if a Change in Control of AMSEC occurs and Executive's employment at AMSEC terminates within six months of such Change in Control.

        "Termination for Cause" shall mean the following:

            (i)  Willful failure of Executive to perform his duties as proscribed by SAIC or its Board of Directors; or

           (ii)  Dishonesty of employee materially and adversely affecting AMSEC or SAIC; or

          (iii)  Drunkenness or use of drugs or any controlled substance which (1) interferes with employee's ability to perform any of his job duties and responsibilities, or (2) violates SAIC's Administrative Policy A-18 "Drug and Substance Abuse"; or

          (iv)  Employee's conviction of a felony; or

           (v)  Any conduct by employee which violates SAIC's Administrative Policy A-26 "Computer Security and Usage" or constitutes (1) the commission of sexual harassment, (2) race, sex or age discrimination, (3) fraud or (4) gross misconduct and which is materially injurious to the Company or SAIC.

        "Change in Control" means (i) any merger, consolidation, or other business combination of the AMSEC with any other entity (other than a subsidiary of AMSEC), excluding any such transaction in which the shareholders of AMSEC immediately prior to such transaction continue to own immediately after the transaction securities representing at least 51% of the total ordinary voting power of the entity surviving such transaction and SAIC owns at least 51% of the securities held by the persons who were shareholders of AMSEC immediately prior to the transaction, (ii) the acquisition after the date hereof by any "person" or "group" of "persons" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than a subsidiary of such person) of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 promulgated under the Securities and Exchange Act) of 25% or more of the equity securities of AMSEC from SAIC or a subsidiary of SAIC, and (iii) the acquisition by any person or group of persons of all or substantially all of the assets of AMSEC.

        4.    Material Changes.

        In the event SAIC materially and adversely changes Executive's responsibilities, then Executive shall have the right to terminate his employment with SAIC and receive Two Hundred Thousand Dollars ($200,000.00); provided Executive provides three (3) months prior written notice to SAIC. Within thirty (30) days following such a termination, SAIC shall pay to Executive in cash a termination bonus in the amount of Two Hundred Thousand Dollars ($200,000.00), provided the required prior written notice has been given.

        5.    Indemnification.

        Each party shall indemnify and hold the other party harmless against all costs and expenses (including, without limitation, reasonable attorneys' fees incurred in the enforcement of this Agreement and the collection of any judgment rendered) incurred by such party with respect to the enforcement of their rights under this Agreement.

        6.    Modification, Amendment, Waiver.

        No modification, amendment or waiver of any provision of this Agreement will be effective unless set forth in writing signed by SAIC and Executive. SAIC or Executive's failure at any time to enforce any provision of this Agreement will in no way be construed as a waiver of such provision and will not affect the right of SAIC and Executive thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        7.    Severability.

        Whenever possible, each provision of this Agreement will be interpreted to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceable in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

        8.    Descriptive Headings.

        The descriptive headings of this Agreement are inserted for convenience and do not constitute a part of this Agreement.

        9.    Choice of Law.

        All questions concerning the construction, validity and interpretation of this Agreement will be governed by and interpreted in accordance with the internal laws of the Commonwealth of Virginia without giving effect to its conflict of law provisions.

        10.    Venue.

        Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Agreement, or the breach thereof, or any disputes which may arise in the future, shall be settled in a final and binding arbitration administered by the American Arbitration Association ("AAA") pursuant to the employment arbitration rules of the AAA. The Arbitrator must be an active member of the AAA's National Labor Panel and must be selected by the "alternate striking" procedure. Each party will bear its own costs in the arbitration process. All costs incurred in enforcing the arbitration award in court will be borne by the losing party. Judgment upon the award may be entered in any Virginia court having jurisdiction thereof.

        11.    Notices.

        All notices, demands or other communications to be given or delivered under or by reason of any of the provisions of this Agreement will be in writing and will, except as otherwise provided, be deemed given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient:

        If to Executive:

  Carl M. Albero
  1500 Cornwell Lane
  Virginia Beach, VA 23454

  If to SAIC:

  John H. Warner, Jr.
  Corporate Executive Vice President
  Science Applications International Corporation
  10260 Campus Point Drive, M/S C5
  San Diego, CA 92121

or such other address as the recipient party has specified by prior written notice received by the sending party.

        12.    Entire Agreement.

        This Agreement sets forth the entire agreement between the parties and supersedes any and all prior oral or written understandings and/or agreements between the parties relating to the subject matter hereof.

        IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
By:
/s/ JOHN H. WARNER, JR. John H. Warner, Jr. Corporate Executive Vice President
EXECUTIVE:
/s/ CARL M. ALBERO Carl M. Albero

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Exhibit 10(p)
AGREEMENT